Exhibit 10.12

OGE Energy Corp.
Director Compensation
Compensation of non-management directors of OGE Energy Corp. (the "Company") in 2018 included an annual retainer fee of $225,000, of which $100,000 was payable in cash in quarterly installments and $125,000 was deposited in the director's account under the Company's Deferred Compensation Plan and converted to 3,028 common stock units based on the closing price of the Company's Common Stock on December 11, 2018. In 2018, the non-management directors did not receive additional compensation for attending Board or committee meetings but were instead paid a quarterly cash retainer that was increased from the previous year. The lead director received an additional $25,000 cash retainer in 2018. The chair of the Audit Committee received an additional $15,000 cash retainer in 2018. The chair of each of the Compensation and Nominating and Corporate Governance Committees received an additional $12,500 annual cash retainer in 2018. Each member of the Audit Committee also received an additional annual retainer of $5,000. These amounts represent the total fees paid to directors in their capacities as directors of the Company and Oklahoma Gas and Electric Company in 2018.

Under the Company's Deferred Compensation Plan, non-management directors may defer payment of all or part of their quarterly cash retainer fee, which deferred amounts in 2018 were credited to their account as of the quarterly scheduled payment date. Amounts credited to the accounts are assumed to be invested in one or more of the investment options permitted under the Company's Deferred Compensation Plan. In 2018, those investment options included a Company Common Stock fund, whose value was determined based on the stock price of the Company's Common Stock. When an individual ceases to be a director of the Company, all amounts credited under the Company's Deferred Compensation Plan are paid in cash in a lump sum or installments. In certain circumstances, participants may also be entitled to in-service withdrawals from the Company's Deferred Compensation Plan.

On December 4, 2018, the Compensation Committee met to consider director compensation. At that meeting, the Compensation Committee increased the annual equity retainer, noted above, credited on December 11, 2018, from $110,000 to $125,000.